EXHIBIT 10.25

i2 TECHNOLOGIES, INC.
AMENDMENT 2 TO THE EMPLOYMENT
AND NON-COMPETE AGREEMENT BETWEEN
i2 TECHNOLOGIES US, INC. AND ROMESH WADHWANI

This Amendment 2 (“Amendment 2”) effective as of October 1st 2001 (“Effective Date”) is made to the Employment and Non-Compete Agreement (“Agreement”) dated June 9th 2000 between i2 Technologies, Inc. (subsequently assigned to i2 Technologies US, Inc. “Company”) and Romesh Wadhwani (“Employee”).

1.
Para 1.1 of the Agreement is amended to shorten the Employment Term such that Employee’s employment will automatically terminate on December 31st 2001, with quarterly extensions thereafter by mutual written agreement.

2.
Para 1.2 of the Agreement is replaced by the following: Employee shall serve as Vice-Chairman of the Board of Directors of i2 Technologies, Inc. Employee shall not have any specified operational responsibilities or related travel obligations. Employee shall devote a portion of his time, as determined by mutual written agreement, to the business of Company. In Q4 2001, Employee expects to spend approximately 50% of his time on Company-related activities. Company understands and agrees that Employee may spend the remainder of his time in investing and charitable activities, including Employee’s role as Managing General Partner of Symphony Technology, a venture fund that intends to take significant investment and/or control positions in private and public software companies, across all software sectors. Employee may also join the Boards of Directors of other companies.

3.
Paras 1.3.1 and 1.3.2 shall be replaced by the following: Employee’s cash compensation shall be as determined by mutual written agreement, subject to that certain letter agreement dated as of October 18, 2001, by and between the parties.

4.
Paras 2 and 3 of the Agreement are amended to limit Employee’s non-compete obligations to the following companies: SAP, Oracle, Peoplesoft, Manugistics, and Siebel. Employee will have no non-compete obligations with respect to any other companies or businesses, whether such companies compete with the Business or not.

5.
For avoidance of doubt, upon the expiration (the “Termination Date”) of the Employment Term, (i) Employee’s medical and other employment benefits shall cease, subject to Employee’s participation in Employee-paid COBRA benefits and (ii) the stock options (the “Options”) granted to Employee by each of Company (the “Company Options”) and Aspect Development, Inc. (the “Aspect Options”) shall cease vesting as of the Termination Date; provided that with respect to any such Options that shall have vested as of the Termination Date, such Options shall remain exercisable for a period of one (1) year after the Termination Date in the case of Company Options and three (3) months after the Termination Date in the case of Aspect Options, subject in each case to the restrictions set forth in the applicable grant documentation related to the Options.

6.	In the event of any conflict between this Amendment 2 and the Agreement, this Amendment 2 shall supercede. Amendment 1 to the Agreement, dated April 15th 2001, remains in full force and effect.

/s/ ROBERT C. DONOHOO	/s/ ROMESH WADHWANI
For Company: Robert C. Donohoo	Romesh Wadhwani
Vice President & General Counsel

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